Exhibit 99.1

Contact:

Kenneth Smith

Chief Financial Officer

716.826.6500 ext. 3217

kwsmith@gibraltar1.com

Gibraltar Industries Announces Completion of Tender Offer for

8 % Senior Notes Due 2015

Buffalo, New York, February 14, 2013, - Gibraltar Industries, Inc. (Nasdaq: ROCK), a leading manufacturer and distributor of products for building and industrial markets, today announced that the final tender period for the previously announced offer to purchase its outstanding 8% Senior Notes due 2015 (the “2015 Notes”), expired at 11:59 p.m., New York City time, on February 13, 2013 (the “Expiration Time”).

At the Expiration Time, $143,110,000 principal amount of 2015 Notes, or 70.15% of the aggregate principal amount outstanding, had been validly tendered and not withdrawn. As part of the previously announced early tender, the Company purchased for cash, on January 31, 2013 (the “Early Payment Date”), $143,110,000 of the tendered 2015 Notes. The complete terms and conditions of the tender offer were set forth in an Offer to Purchase and Consent Solicitation Statement that was sent to holders of the 2015 Notes.

On January 31, 2013, the Company called for redemption all of the remaining 2015 Notes that were not purchased on the Early Payment Date in accordance with the redemption provisions of the indenture governing the 2015 Notes (the “Indenture”). In connection with the redemption, the Company satisfied and discharged its obligations under the Indenture by depositing with the trustee sufficient funds to pay the redemption price plus accrued and unpaid interest on the remaining 2015 Notes.

About Gibraltar

Gibraltar Industries is a leading manufacturer and distributor of building products, focused on residential and nonresidential repair and remodeling, as well as construction of industrial facilities and public infrastructure. The Company generates more than 80% of its sales from products that hold leading positions in their markets, and serves customers across the U.S. and throughout the world. Gibraltar’s strategy is to grow organically by expanding its product portfolio and penetration of existing customer accounts, while broadening its market and geographic coverage through the acquisition of companies with leadership positions in adjacent product categories. Comprehensive information about Gibraltar can be found on its website at http://www.gibraltar1.com.

3556 Lake Shore Road, PO Box 2028, Buffalo, New York 14219-0228, Ph 716.826.6500, Fx 716.826.1589, gibraltar1.com